EXHIBIT 3.24(a)
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF FORMATION
TAHOE HORIZON, LLC
1.	Name of the Limited Liability Company: Tahoe Horizon, LLC (the “Company”).

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:
     “THIRD:
     The character and general nature of the business to be conducted by the Company is to operate, manage, and conduct gaming in a gaming casino or within the premises known as the Lake Tahoe Horizon Casino Resort and located at Highway 50 Stateline, Nevada 89449.
     FOURTH:
     Notwithstanding anything to the contrary expressed or implied in these articles, the sale, assignment, transfer, pledge or other disposition of any interest in the limited-liability company is ineffective unless approved in advance by the Nevada Gaming Commission. If at any time the commission finds that a member which owns any such interest is unsuitable to hold that interest, the commission shall immediately notify the limited-liability company of that fact. The limited-liability company shall, within 10 days from the date that it receives the notice from the commission, return to the unsuitable member the amount of his capital account as reflected on the books of the limited-liability company. Beginning on the date when the commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the limited-liability company, it is unlawful for the unsuitable member: (a) To receive any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the limited-liability company, other than a return of capital as required above; (b) To exercise directly or through a trustee or nominee, any voting right conferred by such interest; (c) To participate in the management of the business and affairs of the limited-liability company; or (d) To receive any remuneration in any form from the limited-liability company, for services rendered or otherwise.
     Any member that is found unsuitable by the commission shall return all evidence of any ownership in the limited-liability company to the limited-liability company, at which time the limited-liability company shall within 10 days, after the limited-liability company receives notice from the commission, return to the member in cash, the amount of his capital account as reflected on the books of the limited-liability company, and the unsuitable member shall no longer have any direct or indirect interest in the limited-liability company.”

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of the 8 day of August, 2006.

[ILLEGIBLE]
Authorized Person